CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 of American General Life Insurance Company of our report dated April 18, 2024 relating to the statutory financial statements and supplemental information of American General Life Insurance Company, which appears in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York December 16, 2024